Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our report dated February 4, 2002, except for the third paragraph of Note J as to which the date is June 3, 2002, accompanying the financial statements of Intelligent Systems Software, Inc. contained in the Form 8-K of icad, inc. (formerly, Howtek, Inc.). We consent to the incorporation by reference of the aforesaid report in this Registration Statement on Form S-8 and the previously filed Registration Statement on Form S-8 of icad, inc. (formerly, Howtek, Inc.) (file no. 33-72534).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
September 18, 2002